EXHIBIT 3.1


                            JAMES RIVER COAL COMPANY

                          AMENDED AND RESTATED ARTICLES

        The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following amended and restated articles and sets forth the following:

1.      Name. The name of the corporation is James River Coal Company.

2. Text of Restated Articles: The text of the amended and restated articles is attached hereto as Exhibit A.

3. Bankruptcy; Venue: On March 25, 2003, the corporation filed a voluntary petition for bankruptcy pursuant to Title 11 U.S.C.A. (the "Bankruptcy Code") in the Bankruptcy Court for the Middle District of Tennessee, Nashville Division (the "Bankruptcy Court").

4. Debtor in Possession Action: By action taken on April 9, 2004, the restated articles attached hereto as Exhibit A were filed with the Bankruptcy Court by the Debtor in Possession of the corporation as part of a proposed Plan of Reorganization.

5. Order of Bankruptcy Court: On April 21, 2004, the Bankruptcy Court issued a confirmation order approving the proposed Plan of Reorganization filed by the Debtor in Possession of the corporation, including the restated articles attached hereto. Pursuant to the rules and regulations of the Bankruptcy Code and the Bankruptcy Court, the shareholders of the corporation did not vote as a separate class to approve the restated articles.

IN WITNESS WHEREOF, the undersigned has executed the restated articles on behalf of the corporation as of the 6th day of May, 2004.

                               JAMES RIVER COAL COMPANY


                               By:      /s/ Peter T. Socha
                                        ----------------------------------------
                               Name:    Peter T. Socha
                               Title:   Chief Executive Officer and President

                            JAMES RIVER COAL COMPANY

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                    ARTICLE I
                            NAME AND REGISTERED AGENT

        The name of the Corporation is James River Coal Company.

        The registered office shall be located at Riverfront Plaza East Tower, 951 E. Byrd Street, Richmond, Virginia 23219, City of Richmond, and the registered agent shall be T. Justin Moore, III, Hunton & Williams, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the registered office.

                                   ARTICLE II
                                    PURPOSES

        The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act, as amended from time to time, to be stated in the Articles of Incorporation.

                                   ARTICLE III
                                  CAPITAL STOCK

        A. AUTHORIZED STOCK. The aggregate number of shares that the Corporation shall have authority to issue and the par value per share are as follows:

        CLASS                    NUMBER OF SHARES                PAR VALUE
        -----                    ----------------                ---------
        Preferred                      10,000,000                  $1.00
        Common                        100,000,000                  $0.01

        B. PREEMPTIVE RIGHTS. No holder of outstanding shares of any class of stock shall have any preemptive right with respect to (i) any shares of any class of stock of the Corporation or other security that the Corporation may determine to issue, whether the shares of stock or other security to be issued is now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock or other security, or (iii) any obligations convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.

        C. NON-VOTING STOCK. The Corporation shall not issue any non-voting equity securities.

                                   ARTICLE IV
                                 PREFERRED STOCK

        A. GENERAL. Certain provisions relating to the Preferred Stock and the relative rights of the Preferred Stock and the holders of the outstanding shares thereof, regardless of series, are set forth below.

                (1) ISSUANCE IN SERIES. The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series and to provide for the relative rights and preferences of each series by the adoption of an amendment to the Articles of Incorporation fixing:

                        (a) The maximum number of shares in a series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

                        (b) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

                        (c) Any voting rights, including any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action; provided that the shares of the series shall have those voting rights which are required by law;

                        (d) The price at and the terms and conditions on which shares may be redeemed;

                        (e) The amount payable upon shares in the event of involuntary liquidation;

                        (f) The amount payable upon shares in the event of voluntary liquidation;

                        (g) Sinking fund provisions for the redemption or purchase of shares;

                        (h) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

                        (i) Any other designations, rights, preferences or limitations that are now or hereafter permitted by the laws of the Commonwealth of Virginia and are not inconsistent with the provisions of paragraph (A)(1) of this Article.

                (2) ARTICLES OF AMENDMENT. Before the issuance of any shares of a series of the Preferred Stock, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

                (3) PARITY OF ALL SHARES. All shares of the Preferred Stock, regardless of series, shall be identical with each other in all respects except as is permitted in paragraph (A)(1) of this Article.

                                    ARTICLE V
                                  COMMON STOCK

        A. VOTING RIGHTS. The holders of outstanding shares of Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided herein or in the Articles of Amendment establishing any series of Preferred Stock or
(ii) as may be required by law.

        B. DISTRIBUTIONS. Subject to the rights of any holders of shares of Preferred Stock, or of any other stock ranking senior to the Common Stock as to dividends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Common Stock shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                                   ARTICLE VI
                                    DIRECTORS

        The number of directors shall be fixed by the bylaws. In no event, however, shall the number of directors exceed 15 or be less than three. The directors of the corporation shall be divided into three classes as nearly equal in number as possible. The term of office of the first class of directors shall expire at the first annual meeting of stockholders after the initial election dividing directors into such classes, that of the second class shall expire at the second annual meeting after such election and that of the third class at the third annual meeting after such election. At each annual meeting of stockholders, successors to the class of directors whose terms shall then expire and any other nominees for election as a director of such class shall be elected to hold office until the third succeeding annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Notwithstanding the foregoing, if the holders of one or more series of Preferred Stock voting as a separate class shall become entitled to elect members of the Board pursuant to the provisions of the Articles of Amendment establishing such series, the terms of all members of the Board of Directors previously elected shall expire at the time of such election and each director shall then serve until the next meeting of stockholders at which directors are elected; and whenever the holders of any series of Preferred Stock are no longer entitled to so elect directors voting as a separate class, all of the directors shall be elected by classes at the next annual meeting of stockholders held for such purpose in the manner provided hereinabove in this paragraph with respect to the initial election dividing directors into such classes. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire and any other nominees for election as a director of such class shall be elected to hold office until the third succeeding annual meeting.

                                   ARTICLE VII
                                 INDEMNIFICATION

        A. DEFINITIONS. For purposes of this Article the following definitions shall apply:

                "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

                "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

                "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

                "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise.

                "proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

        B. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding because the individual is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of the individual's willful misconduct or knowing violation of the criminal law (regardless of whether the proceeding is by or in the right of the Corporation). Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Paragraph C of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such person's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such person ineligible for indemnification. The Corporation may contract in advance to indemnify, and make advances and reimbursements for expenses to, any person entitled to indemnity under this Paragraph B to the same extent provided in this Paragraph B.

        C. INDEMNIFICATION OF OTHERS. The Corporation may, to a lesser extent or to the same extent that the Corporation is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

        D. MISCELLANEOUS. The rights of each person entitled to indemnification, advances and reimbursements under or pursuant to this Article shall inure to the benefit of such person's heirs, executors and administrators. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to herein. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to prohibit the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above, for the purposes of conducting the business of the Corporation. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct, events or conditions occurring or existing before the adoption of such amendment, modification or appeal. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

        To the full extent that the Virginia Stock Corporation Act, as it now exists or is hereafter amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders.

                                   ARTICLE IX

                            VOTE TO AMEND OR RESTATE

        As to each voting group entitled to vote on an amendment to or restatement of the Articles of Incorporation, the vote required for approval shall be (i) the vote required by the Virginia Stock Corporation Act (as applied without regard to the effect of clauses (ii) and (iii) of this Article) if the effect of the amendment or restatement is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of the Corporation or the dissolution of the Corporation, (b) to modify any provision of Article VI of these Amended and Restated Articles of Incorporation, or (c) to delete all or any part of this clause (i) of this Article; (ii) the vote required by the terms of the Articles of Incorporation, in effect at the time, if such terms require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (iii) a majority of the votes entitled to be cast thereon if neither clause (i) nor clause (ii) of this Article is applicable.

        IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of this 6th day of May, 2004, to be effective May 6, 2004.


                                     /s/ Peter T. Socha
                                     -------------------------------------------
                                     Peter T. Socha
                                     Chief Executive Officer and President

                          ARTICLES OF AMENDMENT TO THE
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                            JAMES RIVER COAL COMPANY

                                       1.

        The name of the corporation is James River Coal Company.

                                       2.

        The Amended and Restated Articles of Incorporation of the corporation are amended by adding a new paragraph B. to Article IV thereof, consisting of the following:

"B. SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK. The Board of Directors hereby creates, establishes and authorizes the issuance of, out of the 10,000,000 shares of authorized and unissued Preferred Stock of the Company, a series of Preferred Stock, par value $1.00 per share, of the Company which shall be designated and known as the "Series A Participating Cumulative Preferred Stock" of the Company and hereby states that the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications, of such series are as follows:

                SECTION 1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "SERIES A PREFERRED STOCK"), and the number of shares constituting such series shall be 500,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by articles of amendment adopted by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Company.

                SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

                (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, if any, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on the last day of March, June, September and December of each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in kind) of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in shares of Common Stock, or (ii) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Company shall at any time after May 25, 2004 (the "RIGHTS DECLARATION DATE") declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(A) immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (i) and (ii) of the first sentence of Section 2(A)); provided, however, that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

                SECTION 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Company. If the Company shall at any time after the Rights

Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Company.

                (C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a "DEFAULT PERIOD") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect one Director.

                (ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(C)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided, however, that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancy, if any, in the Board of Directors as may then exist up to one Director or, if such right is exercised at an annual meeting, to elect one Director. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or PARI PASSU with the Series A Preferred Stock.

                (iii) Notwithstanding anything to the contrary contained in the Company's Articles of Incorporation or Bylaws, unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of

Directors may order, or any shareholder(s) owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder(s) owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this Section 3(C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

                (iv) In any default period, the holders of Common Stock, and other classes of stock of the Company if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect one Director voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(C)(ii) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Section 3(C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of Section 3(C)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                (D) Except as otherwise provided herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                SECTION 4. CERTAIN RESTRICTIONS.

                (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Company shall not:

                (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                (iv) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for value any shares of stock of the Company unless the Company could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

                SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under Virginia law.

                SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding

up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Company shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                SECTION 7. CONSOLIDATION OR MERGER. If the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is exchanged or changed. If the Company shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                SECTION 8. NO REDEMPTION. The Series A Preferred Stock shall not be redeemable.

                SECTION 9. RANK. The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Company's preferred stock, except any series that specifically provides that such series shall rank junior to the Series A Preferred Stock.

                SECTION 10. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                SECTION 11. AMENDMENT. The Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class."

                                       3.

        The amendment was adopted by the board of directors of the corporation by unanimous consent dated as of May 7, 2004 and submitted to the shareholders in accordance with the Virginia Stock Corporation Act for a vote at a meeting of the shareholders held on May 25, 2004. Each of the 6,899,997 outstanding shares of the common stock of the corporation, $0.01 par value per share, were entitled to cast one vote on the amendment. A total of 4,085,785 votes were cast for the amendment, and a total of 1,204,976 votes were cast against the amendment, which was sufficient to approve the amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation of James River Coal Company this 30th day of June, 2004.

                                    JAMES RIVER COAL COMPANY


                                    By: /s/ Peter T. Socha
                                        ----------------------------------------
                                          Peter T. Socha
                                          President and Chief Executive Officer